Exhibit 10.9

Confidential

The following Payment Agreement is executed between Sea Systems Solutions, Inc., 2708 Haimark Street, Vienna, Virginia 22181-6054, hereinafter referred to as Sea Systems and Ecosphere Technologies, Inc., 3515 SE Lionel Terrace, Stuart, FL 34997 hereinafter referred to as ETI. Sea Systems has agreed to offer the following payment terms to ETI for settlement of the outstanding balance on a note previously executed on June 9, 2008.

TERMS

1. 42-month term beginning January 1, 2010.
2. Initial payment of $25,000 due on signing of this agreement.
3. Balance subject to extended payment terms of $310,854.
4. Interest rate: 7%
5. Quarterly payments of $25,227 due during, but no later than the end of the second month of, each quarter with the first payment scheduled no later than February 28, 2010 followed by thirteen additional payments of $25,067 each and the fourteenth and last payment of 25,664 no later than May 26, 2013.
6. If any payment is not made within 30 days of the due date, this agreement will be considered to be in default whereby the interest rate is increased to 14% from the date of the default. The default interest rate will remain in effect until all payments that are due are made current including any additional interest that has accrued.
7. ETI reserves the right to pre-pay this note in the event that circumstances dictate it would be prudent to do so or in the event that such prepayment is required as a part of a refinancing, restructuring or other event. ETI shall give Sea Systems 30 days notice of its intention to exercise this right.

Signed:

George R. Sterner 12/18/09
VP, Sea Systems Solutions, Inc.

Dennis McGuire
CEO, Ecosphere Technologies

Date: December 15, 2009